Vertiv Names Scott Cripps as Chief Accounting Officer

Columbus, Ohio [October 1, 2020] – Vertiv Holdings Co (“Vertiv”) (NYSE: VRT), a global provider of critical digital infrastructure and continuity solutions, today announced the naming of Scott A. Cripps to the position of Chief Accounting Officer, effective immediately.

Cripps will lead Vertiv’s global accounting organization and be responsible for advancing the company’s accounting and internal financial controls around the world. He will report to Vertiv Chief Financial Officer David Fallon.

“Scott is an outstanding executive who has demonstrated a consistent record of strong accounting and financial leadership throughout his career,” said Fallon. “And, Scott will bring both domestic and international experience to our financial leadership team helping us to create meaningful value for our customers, while serving the near- and long-term interests of our shareholders.”

Before joining Vertiv, Cripps was with Owens Corning, a global leader in building and industrial materials, for nine years in roles of increasing responsibility—including serving as assistant controller, directing a variety of finance activities, and leading the organization’s Investor Relations function. His tenure with the company included a three-year international finance assignment in Europe. Earlier in his career, Cripps was with KPMG LLP for 11 years, working on behalf of public and private companies in the retail, manufacturing, consumer products, and technology sectors.

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About Vertiv Holdings Co
Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to ensure its customers’ vital applications run continuously, perform optimally and grow with their business needs. As Architects of Continuity™, Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Columbus, Ohio, USA, Vertiv employs approximately 20,000 people and does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

CONTACT
Schuyler Easterling T +314-982-8673 E Schuyler.Easterling@fleishman.com

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